AGREEMENT TO ALLOCATE CONSOLIDATED

INCOME TAX LIABILITIES AND BENEFITS

This AGREEMENT TO ALLOCATE CONSOLIDATED INCOME TAX LIABILITIES AND BENEFITS (“Agreement”), effective as of the 1st day of May 2015, is made and entered into by and among BFC Financial Corporation, a Delaware corporation (the “Parent”), and its subsidiaries listed on “Schedule A” (individually, a “Subsidiary” or “Member” and collectively the “Subsidiaries” or “Members”).  This Agreement supersedes and replaces any and all previous tax sharing agreements between Parent and any of the current or prior Member entities.

WITNESSETH

WHEREAS, except as noted below, for the purpose of this Agreement, a Subsidiary is an includible corporation within an affiliated group (the “Affiliated Group”) as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the  “Code”);

WHEREAS, it is contemplated that a consolidated federal income tax return of which the Parent is the parent member (“Consolidated Return”) will be filed for the current and subsequent taxable years thereafter until such time that a valid new election is exercised to file separate income tax returns;

WHEREAS, from year to year certain of the Members of the affiliated group may have taxable income which, under separate tax return reporting principles, would subject such members to separate liabilities for the payment of income taxes, and from year to year certain of the members of the affiliated group may sustain net operating losses for income tax purposes and/or be entitled to tax credits which would result on a separate return basis in:  (1) reduction of current taxes, (2) recovery of taxes paid in prior years, and/or (3) deductions against taxable income or credits against tax for future years with resulting tax benefit realization;

WHEREAS, it is desired that the Members of the affiliated group be categorized into sub-groups (individually, a “Subgroup” and collectively the “Subgroups”), each with a Subgroup Parent;

WHEREAS, it is desired that each Subgroup Parent shall determine its respective tax liability or benefit based on the separate tax liability or benefit as if the Subgroup Parent filed a separate consolidated return (“the Subgroup Return”) with the Members of its Subgroup by applying the provisions of this Agreement; and

WHEREAS, it is the intent of this Agreement to assure the Members that in no event will they be required to contribute to the consolidated tax liability for a year in an amount in excess of that which they would have incurred for that particular year on the basis of a separate income tax return.

Now, THEREFORE, in consideration of the mutual benefits and obligations herein provided, each of the aforesaid parties, the Members of the Affiliated Group, hereby agrees as follows:

1.

Preparation of Returns.  As soon as practicable following the end of each taxable year of the Affiliated Group, each Member shall as provided herein compute its separate federal income tax liability and/or tax benefits in accordance with the method of accounting and elections actually in effect for the Member or the Affiliated Group, as the case may be, or furnish whatever information would be necessary for the Parent to make such computation, and the Parent shall compute the consolidated federal income tax liability and/or tax benefits of the Affiliated Group.  Such separately computed liabilities or benefits shall be determined without regard to the filing of a Consolidated Return, subject to the exceptions contained in this Agreement.

2.

Subgroups.    There shall initially be four Subgroups, consisting of (1) BFC Financial Corporation and its Subsidiaries other than Woodbridge Holdings, LLC (“Woodbridge”) and Woodbridge’s Subsidiaries, and BBX Capital Corporation (“BBX”) and BBX’s Subsidiaries, (2) BBX and its Subsidiaries other than Woodbridge and Woodbridge’s Subsidaries, (3) Woodbridge and its Subsidiaries other than Bluegreen Corporation (“Bluegreen”) and Bluegreen’s subsidiaries, and (4) Bluegreen and its Subsidiaries.  Any interest charges under IRC §453(l)(3) allocable to Bluegreen and its Subsidiaries shall be accounted for and paid by Bluegreen and its Subsidiaries. The allocation of tax items, liabilities and benefits shall be calculated within each Subgroup consistent with the provisions of this Agreement which are calculated for the Affiliated Group as a whole in a manner reasonably determined by the Parent.

3.

Subgroup Parents.  BFC, Woodbridge, BBX and Bluegreen will be the Subgroup Parent of their respective Subgroup listed above and on Schedule A, and each Subgroup Parent will be responsible for the payment to and receipt of taxes as provided for in this Agreement.

4.

Separate v. Consolidated Return.  With respect to BFC, Woodbridge, BBX and Bluegreen, all references within this agreement to separate return basis, separate return liability or separate return benefit shall mean the respective Subgroup Return.

5.

Payment of Tax.  An amount determined to be payable separately as federal income tax by the Subgroups having taxable income under Paragraph 1, and subject to any adjustment under Paragraphs 6, 7, 8 and 9, shall upon notice to the Subgroup Parent be payable to the Parent, within a reasonable time as set forth in paragraph 11.

6.General Allocation of Tax Items.    Unless otherwise provided in the Agreement, if:

(a)the actual consolidated federal income tax liability shall be greater than the total net federal income tax liabilities and benefits on a separate return basis aggregated for all Subgroups for the year, then such excess liability shall be attributed to the Parent, or

(b)the actual consolidated federal income tax liability shall be less than the total net federal income tax liabilities and benefits on a separate return basis aggregated for all Subgroups for the year and without regard to any other year, then the amount of any such savings shall be allocated and credited to the Parent.

(c)It is intended that the provisions of this paragraph shall be applied using a maximum corporate tax rate The benefits, if any, of the lower graduated tax rates will be credited to the Parent.

7.Allocation of Tax Benefits.  In any year in which Subgroup has sustained a net operating loss or has other tax deductions or credits in excess of allowable limitations either on a consolidated basis or on a basis that would have been applicable in the case of a separate return, and if;

(a)the tax benefit of such item could have been realized on a separate return basis by the Subgroup either in the current year or in a carryback to an earlier year, but could not have been realized on a consolidated basis, and whether or not the benefit of such net operating loss or other deduction or tax credit will be realized by the Subgroup; or

(b)such tax benefit could not be realized on a separate return basis by the Member, but has, in fact, been realized by the Subgroup in the Consolidated Return for the year or in a consolidated carryback to an earlier Consolidated Return year;

then the benefit actually realized, or where not actually realized but which could have been realized computed on the basis of separate returns for the years involved, shall be refunded by the Parent to the Subgroup Parent as soon as practicable after the close of the taxable year, provided that in the event the amount of the tax benefit that could have been realized on a separate basis is less than the amount of the tax benefit actually realized on a consolidated basis, then such excess actually realized shall nevertheless be credited as soon after the close of the taxable year in which realized as is practicable to the Member to which the benefit is attributed.  Nothing in this item 7 shall be construed to mean that a Subgroup will receive more than one refund or credit for the realization, on a separate or consolidated return, of any of the Subgroup’s items of loss, deduction or credit; the Subgroup shall receive such refund or credit at the first time the attribute may be realized on either its separate Subgroup return or consolidated return and then the attribute will no longer be available to the Subgroup in subsequent years.

8.Consolidated Carryover Items.  In any case where a Subgroup has sustained a net operating loss or has other deductions or tax credits in excess of allowable limitations applicable on a separate return basis, and such net operating loss or other excess deduction or tax credit or portion therefore has become a consolidated carryover item:

(a)if the tax benefit of such carryover item could have been realized on a separate return basis by the Member in a subsequent year and whether or not the benefit of such item will have been realized by the Subgroup; or

(b)if such tax benefit could not be realized by the Subgroup in a subsequent year but has, in fact, been realized by the Subgroups in a Consolidated Return for any year;

then the benefit actually realized, or where not actually realized but which could have been realized computed on the basis of separate returns for the years involved, shall be credited to the Subgroup as soon as practicable after the close of the taxable year, provided that in the event the amount of the tax benefit that could have been realized on a separate  return basis is less than the amount of the tax benefit actually realized on a consolidated basis, then such excess actually realized shall nevertheless be credited as soon after the close of the taxable year in which realized as is practicable to the Subgroup to which the benefit is attributed. Nothing in items 7 and 8, shall be construed to mean that a Subgroup will receive more than one refund or credit for the realization, on a separate or consolidated return, of any of the Subgroup’s items of loss, deduction or credit; the Subgroup shall receive such refund or credit at the first time the attribute may be realized on either its separate Subgroup return or consolidated return and then the attribute will no longer be available to the Subgroup in subsequent years.

9.Multiple Losses.

(a)In a case where more than one Subgroup has sustained net operating losses in a year, and the aggregate of such losses exceeds consolidated taxable income for that year computed without regard to such aggregate losses, the amount credited under Paragraphs 7 and 8 above shall be apportioned in the ratio of each Subgroup’s  separate loss to the aggregate losses of all Subgroups, and no amount shall be credited as a tax benefit for such excess losses remaining after reductions for the respective share of the current loss apportioned for each Subgroup for that year.

(b)Each Subgroup shall apply its own carryover items first against its taxable income or tax liability, as the case may be, on a separate return basis for any succeeding taxable year to which the item could by law be carried until the carryover item has been fully utilized to reduce that Subgroup’s obligation under this Agreement.

(c)In any year where a Subgroup has sustained a net operating loss and there also exists excess losses of various Subgroup carried over into the current year, then the current year’s operating loss shall be considered as being first utilized against consolidated income before any of the excess carryover losses for purposes of computing any tax benefits due under this Agreement, subject to the provisions of Paragraph 8(b).  Furthermore, in respect to the sequence of application of carryover items, Section 172 of the Code and the operating rules thereunder, shall govern the application of carryover items from the current year to subsequent years.

(d)In any case where a tax benefit is not realized by the Subgroup and the Subgroup to which such benefit is attributed could not have realized it on a separate return basis, or for any year to which as a carryover item it could have been carried by law, the loss of such tax benefit shall not be compensated by the Parent or any other Member.

10.Intercompany Transactions; Consolidated Items.

(a)In any case in which a Member of the Affiliated Group has realized a gain or loss from an intercompany transaction which is a deferred intercompany transaction as defined under the federal income tax regulations for consolidated returns (the “Regulations”), the gain or loss, as the case may be, resulting from the deferral will be attributed to the selling Member and settlement of federal income tax liability made as if the gain or loss has been applicable to the selling Member’s separate return.

(b)In determining a Member’s separate return tax liability, such Member shall take into account only such portion of the consolidated items referred to in Section 1.1502-11(a)(2) through (8) that are attributable to such Member.

(c)In any case where a gain or loss from an intercompany transaction was not deferred in the year of incidence and is deferred currently by a revenue agent’s adjustment applicable to the year of incidence, the selling Member will be attributed the gain or loss, as the case may be, as if the gain or loss had been on a separate return basis and settlement made accordingly.

11.Subsequent Adjustments; Interest and Penalties.

(a)Payment between Subgroups shall include credits or charges to intercompany accounts and shall be subject to adjustments for deficiencies and/or over-assessments resulting from any amendments to, or examinations by the Internal Revenue Service of, the tax return filed for the year to the extent that any such adjustment is attributable to the separate operations of a Subgroup.

(b)The Parent shall indemnify the Subsidiaries for any interest, penalties, and additions to tax which may be assessed against any Member of the Affiliated Group by reason of the Member being included in Consolidated Returns filed by Parent, if, but only to the extent that, it is determined that such interest, penalties, and additions to tax exceed the aggregate amount of such items which would have been payable by the Member had it not been a Member of the Affiliated Group.  The Subgroup parent shall pay to the Parent the portion of any interest, penalty, or additional tax assessed against the Affiliated Group attributable to such Subgroup’ separate operations as reported to Parent pursuant to Paragraph 1.

12.Tax Payments.

(a)Estimated Tax.  At certain times during the calendar year, payments of estimated or actual tax may be required to be made by the Affiliated Group.  Each Subgroup Parent shall provide such information to Parent as may be requested by Parent in calculating estimated or actual tax amounts. Upon notice from the Parent to the Subgroup Parents of the amount of the Subgroups’ share of the estimated or actual tax payment to be made, each Subgroup Parent shall make payment of its share to the Parent, provided that such required payment to the Parent shall not significantly, and in no case by more than ten business days, precede the time that a consolidated estimated or actual current tax liability would be due to the tax authorities.

       The estimated tax payment due dates are as follows (or if a due date falls on a Saturday, Sunday or Holiday, then the due date is the next succeeding business day):

1st quarterApril 15

2nd quarterJune 15

3rd quarterSeptember 15

4th quarterDecember 15

(b)Final Tax Payments.

Under existing statutory provisions, the final tax balance due for each taxable year is due on March 15 of the year subsequent to the taxable year ended on December 31.  The final tax payment shall be made using the same procedures as for the estimated tax payments.

The final tax payment is the total separate liability of each Subgroup for the year less the estimated payments made for the year.  If the Subgroups are determined to have a balance due to the Parent when the returns are filed, including extensions, such balance due shall then be paid by the Subgroup Parents but shall not be required to be paid sooner than ten days but before such return is due.  If, on the other hand, it is determined that the Parent has a balance due to the Subgroups, the Parent shall pay such balance due to the Subgroup Parents but shall not be required to pay  sooner than ten days, but before such return is filed.

(c)Alternative Minimum Tax Payments.  Alternative minimum tax shall be computed and paid on a Subgroup separate return basis.

13.Administrative Provisions.  It is understood and acknowledged that in accordance with the Regulations:

(a)Parent will have the sole and exclusive right to control and direct, in good faith, the conduct of all audits, contests, or other administrative or judicial proceedings (“Tax Contests”), and to negotiate, settle, or agree to any asserted tax deficiencies, or to prosecute or settle any claim for refund, relating to the consolidated federal income tax liability of the Affiliated Group during the term of this Agreement.  The Affiliated Group and each of its Members shall be represented by the persons selected by the Parent in its sole discretion. Parent shall inform each Subsidiary of any Tax Contests that may affect the consolidated federal income tax liability of the Subsidiary. Parent shall, in its reasonable discretion, permit any Subsidiary that might have a liability or refund as a result of an adjustment to participate in any Tax Contest relating to such issue. Subsidiaries agree that they will cooperate fully with Parent in any Tax Contest and will supply any information reasonably requested by Parent for the purpose of any Tax Contest.

(b)The Subsidiaries agrees that the Parent shall have the authority to compromise or concede any tax issues of Members of the Affiliated Group for all taxable years hereunder.  Each Member shall have the right to control all contests with the government regarding any matters arising in connection with a separate year’s tax return filed by it.

(c)If any Subsidiary receives notice of a tax examination, audit or challenge involving amounts subject to this Agreement, such Subsidiary shall timely notify the Parent of the information and shall provide a written copy of any relevant letters, forms or schedules received from the IRS or otherwise in its possession and shall provide notice and information relating to all material proceedings in connection therewith.

(d)All costs and expenses of the examination and of defending any Tax Contest directly identifiable with a Member shall be borne by that Member as determined by the Parent in its reasonable discretion. All costs and expenses not specifically identifiable with a Member shall be allocated based upon relevant facts and circumstances as determined by the Parent in its reasonable discretion.

14.New Members.  Any company that is owned by another Member or other Members of the Affiliated Group that becomes part of the Affiliated Group by operation of the Code or Regulations and that is required to file as a member of the Affiliated Group shall automatically become a party to this Agreement on the same terms and conditions as the other Members.

15.Departures from Affiliated Group.  In the event a Subsidiary ceases to be a Member of the Affiliated Group for any reason, or in the event an election is validly exercised by the Affiliated Group not to file a Consolidated Return, then an accounting shall be made to determine the extent, if any, that such former Member, in the event of its termination as a Member of the Affiliated Group, or all former Members, in the event of a new election;

(a)Had received payment or credit in this Agreement for any tax benefit which has not been realized by the Affiliated Group in any Consolidated Return filed prior to the effective date of termination of the Member or Members, and as such, will carryover and become a tax benefit which is available by law in a subsequent separate return year of the former Member.  The amount previously paid to the Member for such unrealized benefit thus determined will become due and payable by such former Member to the Parent in accordance with terms satisfactory to the Parent;

(b)Had previously received a credit which had not been fully utilized at the time of such termination, then the credit owed the Member by the Parent for each unrealized benefit shall become null and void, and the Parent’s obligation under the Agreement for any deferred tax benefits shall be deemed released and discharged; and

(c)Had received neither a credit or payment and the benefit carries over and becomes a tax benefit otherwise available by law in a separate return year of the former Member, then no amount shall be due or payable by either the Parent or the former Member.

(d)The calculations and allocations required shall be performed under a closing of the books methodology, unless the Parent and Subsidiary agree to the use of a ratable or other permitted methodology.

16.Liquidation or Merger.  In the event that any Member of the Affiliated Group shall be liquidated into or merged with any other Member, any tax attributes of the transferor Member unrealized at the time of transfer by reason of this Agreement, shall be acquired by the transferee.

17.Liability.  In no event shall this Agreement be construed to create liability on the part of the Parent to any former Member for the loss of any tax benefit arising out of events occurring in any year after termination of affiliation by reason either of the Member ceasing to be a Member of the Affiliated Group for any reason, or in the event a new election is validly exercised by the Affiliated Group not to file a Consolidated Return.

18. Payments or Credits.  An officer of the Parent shall have discretion under this Agreement to authorize a cash payment to the Subsidiaries for tax benefits in lieu of credits when in his opinion the circumstances warrant cash settlement.

19.Deferred Taxes.  The Subsidiaries shall maintain on its general ledger an accounting of its deferred tax liability.  The deferred tax liability shall not be paid up to the Parent.  All amounts computed and paid shall be based on the current tax liability.

20.Termination.  This Agreement shall terminate effective the first day of any taxable year for which a new election is validly exercised not to file a consolidated federal income tax return, except that this Agreement shall survive for the purpose of allocating in accordance with the provisions of this Agreement the consolidated tax for the preceding taxable year, and any subsequent adjustments arising with respect to the tax liabilities and/or benefits attributable to any taxable year for which consolidated income tax returns were filed, and with respect to any related effect on the separate tax liabilities and/or benefits attributable to subsequent taxable years.

21.Costs and Expenses.  Unless otherwise expressly provided in this Agreement, any and all costs and expenses incurred in connection with (i) the preparation and filing of the Consolidated Return, any estimated tax returns and any other returns, documents or statements required to be filed with the IRS with respect to the determination of US federal income tax liability of the Affiliated Group  or (ii) the application of the provisions of this Agreement to the parties hereto shall be allocated between the Parent and each Subsidiary in a reasonable manner as determined by the Parent.

22.Amendment and Modification.  The Subsidiaries agree that Parent shall have the authority to make any necessary alterations to this Agreement to comply with any changes or amendments in the provisions of the Code or Regulations enacted thereunder relating to the filing of consolidated federal income tax returns. The Members hereby consent to the application of all Code and Regulations sections relating to the filing of consolidated federal income tax returns. Subject to the rights of Parent to modify the provisions of this Agreement for purposes of conforming with the applicable provisions of the Code and Regulations related to filing consolidated federal income tax returns, all other alterations, modifications, and amendments to this Agreement shall be by an instrument in writing executed by all of the Members that at such time constitute the Affiliated Group.

23.Resolution of Disputes.  Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified financial accountant of Parent or by an accounting firm so designated by the independent certified financial accountant of Parent, whose judgment shall be conclusive and binding upon the parties, in the absence of manifest error.

24.Availability of Records.  Notwithstanding the termination of this Agreement, all materials relating to a consolidated federal income tax return filed in accordance with this Agreement including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents shall be made available to any party to this Agreement during regular business hours for a minimum period equal to the applicable federal record retention requirements.

25.Entire Agreement.  This Agreement is the complete agreement of the parties with respect to the subject matter hereof and the final expression thereof, and supersedes all prior agreements, if any, relative thereto and may not be altered or modified except by an instrument in writing signed by each party.

26.Assignment.  Except as specifically provided for in or with the written consent of the other parties hereto, no interest of any party under this Agreement shall be assigned or transferred, either voluntarily or involuntarily, by operation of law or otherwise, and any such assignment or transfer shall be void and shall not vest in the assignee or transferee any right, title, or interest under this Agreement.

27.Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

28.Recitals.  The recitals contained in the preamble to this Agreement are incorporated herein and are hereby made an integral part of this Agreement.

29.Severability.  If any provision of this Agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement invalid or unenforceable.

30.Multiple Counterparts; Captions.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The captions of the paragraphs hereof are for descriptive purposes only, and are not intended to limit or otherwise affect the content hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date indicated by their signature.

BFC Financial Corporation, on behalf of itself and its Subsidiaries listed on Schedule A

Dated: May 8, 2015	By: /s/Raymond S. Lopez
Its: Chief Financial Officer

[SUBSIDIARY SIGNATURES ON THE FOLLLOWING PAGES]

Woodbridge Holdings, LLC, on behalf of itself and its Subsidiaries listed on Schedule A

Dated: May 8, 2015	By: /s/Raymond S. Lopez
Its: Chief Financial Officer

BBX Capital Corporation, on behalf of itself and its Subsidiaries listed on Schedule A

Dated: May 8, 2015	By: /s/Raymond S. Lopez
Its: Chief Financial Officer

Bluegreen Corporation, on behalf of itself and its Subsidiaries listed on Schedule A

Dated: May 8, 2015	By: /s/Anthony M. Puleo
Its: Chief Financial Officer

STATE TAX SHARING ADDENDUM

For purposes of state unitary or combined returns that are income based, the US Federal Income Tax Sharing Agreement (the “Agreement”) applies similarly to any state’s tax matters and returns for years in which a unitary or combined tax return based on income is filed in the state by two or more Members.

The allocations described above will be determined on a yearly basis with a “true up” after the tax returns are filed.  All other determinations related to tax sharing will follow the Agreement.

Schedule A

Subsidiaries Schedule

Subgroup Parents:

BFC Financial Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, FL 33301

BBX Capital Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, FL 33301

Woodbridge Holdings, LLC

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, FL  33301

Bluegreen Corporation 4960 Conference Way North, Suite 100 Boca Raton, FL 33431

Subsidiaries of BFC Financial Corporation

BFC Securities Corporation
BFC Shared Services Corporation
BFC/CCC, Inc.
Eden Services, Inc.
I.R.E. Energy 1981, Inc.
I.R.E. Property Analysts, Inc.
Kingsway Services Inc.
Southern National General Corporation

Subsidiaries of Woodbridge Holdings, LLC
BankAtlantic Venture Partners 10, Inc
BankAtlantic Venture Partners 14, Inc
BankAtlantic Venture Partners 15, Inc
BankAtlantic Venture Partners 7, Inc
BankAtlantic Venture Partners 8, Inc
BankAtlantic Venture Partners 9, Inc
Bowden Building Corporation
BXG Florida Corporation
Carolina Oak Homes, LLC
Core Communities of South Carolina, LLC
Levitt and Sons of Georgia, LLC
Levitt and Sons of Tennessee, LLC
Levitt Realty Services, Inc.
ODI Program GP Corporation

Subsidiaries of BBX Capital Corporation
Anastasia Confections, Inc.
BA Community Development Corporation
BankAtlantic Leasing Inc.
BankAtlantic Mortgage Partners, Inc.
BBX Partners, Inc
Fantasy Chocolates, Inc.
Good Fortunes East, LLC
Hammock Homes, LLC
Heartwood 100, LLC.
Heartwood 101, LLC.
Heartwood 102, LLC.
Heartwood 103, LLC.
Heartwood 104, LLC.
Heartwood 105, LLC.
Heartwood 106, LLC.
Heartwood 107, LLC.
Heartwood 108, LLC.
Heartwood 109, LLC.
Heartwood 11, LLC
Heartwood 110, LLC.
Heartwood 111. LLC
Heartwood 16, LLC
Heartwood 30, LLC
Heartwood 31, LLC
Heartwood 32, LLC
Heartwood 33, LLC
Heartwood 34, LLC
Heartwood 35, LLC
Heartwood 36, LLC
Heartwood 37, LLC
Heartwood 38, LLC
Heartwood 39, LLC
Heartwood 42, LLC
Heartwood 44, LLC
Heartwood 46, LLC
Heartwood 47, LLC
Heartwood 48, LLC
Heartwood 49, LLC
Heartwood 50, LLC
Heartwood 51, LLC
Heartwood 52, LLC
Heartwood 53, LLC
Heartwood 54, LLC
Heartwood 59, LLC
Heartwood 60, LLC
Heartwood 61, LLC
Heartwood 62, LLC
Heartwood 63, LLC
Heartwood 64, LLC
Heartwood 65, LLC

Heartwood 66, LLC.
Heartwood 67, LLC.
Heartwood 68, LLC.
Heartwood 69, LLC.
Heartwood 70, LLC.
Heartwood 71, LLC.
Heartwood 72, LLC.
Heartwood 73, LLC.
Heartwood 74, LLC.
Heartwood 75, LLC.
Heartwood 76, LLC.
Heartwood 77, LLC.
Heartwood 78, LLC.
Heartwood 79, LLC.
Heartwood 80, LLC.
Heartwood 81, LLC.
Heartwood 82, LLC.
Heartwood 83, LLC.
Heartwood 84, LLC.
Heartwood 85, LLC.
Heartwood 86, LLC.
Heartwood 91-1, LLC.
Heartwood 92, LLC.
Heartwood 93, LLC.
Heartwood 94, LLC.
Heartwood 95, LLC.
Heartwood 96, LLC.
Heartwood 97, LLC.
Heartwood 98, LLC.
Heartwood 99, LLC.
Leasing Technology, Inc.
Palm River Development Co., Inc.
Palm River Realty, Inc.
Sweet Acquisitions CA1, LLC
Sweet Acquisitions CA2, LLC
Sweet Acquisitions CA3, LLC
The Hoffman Commercial Group, Inc.

Subsidiaries of Bluegreen Corporation
Bluegreen Asset Management Corporation
Bluegreen Communities of Georgia Realty, Inc.
Bluegreen Corporation of Tennessee
Bluegreen Golf Clubs, Inc.
Bluegreen Guaranty Corporation
Bluegreen Holding Corporation (Texas)
Bluegreen Properties of Virginia, Inc.
Bluegreen Purchasing & Design, Inc.
Bluegreen Receivables Finance Corporation III
Bluegreen Receivables Finance Corporation IX
Bluegreen Receivables Finance Corporation VII
Bluegreen Receivables Finance Corporation X
Bluegreen Receivables Finance Corporation XI

Bluegreen Receivables Finance Corporation XII
Bluegreen Resorts International, Inc.
Bluegreen Resorts Management, Inc.
Bluegreen Southwest Land, Inc.
Bluegreen Timeshare Finance Corporation I
Bluegreen Vacations Unlimited, Inc.
BRF Corporation 2007-A
BRFC III Deed Corporation
BXG Realty Tenn, Inc.
BXG Realty, Inc.
Encore Rewards, Inc.
Great Vacation Destinations, Inc.
Jordan Lake Preserve Corporation
Lake Ridge Realty, Inc.
Leisure Capital Corporation
Leisure Communication Network, Inc.
Leisurepath, Inc.
Managed Assets Corporation
New England Advertising Corporation
Pinnacle Vacations, Inc.
Resort Title Agency, Inc.